Exhibit 99(l)

Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive
Chicago, Illinois 60606

April 28, 2005

Madison Strategic Sector Premium Fund
550 Science Drive
Madison, Wisconsin 53711

Re:	Madison Strategic Sector Premium Fund
Registration Statement on Form N-2

Ladies and Gentlemen:

      We have acted as special counsel to Madison Strategic Sector Premium Fund, a statutory trust created under the Delaware Statutory Trust Act (the “Trust”), in connection with the initial public offering by the Trust of up to 6,600,000 shares (including shares subject to an over-allotment option) (the “Shares”) of the Trust’s common shares of beneficial interest, par value $0.01 per share (the “Common Shares”), including 5,500,000 Shares registered under the Securities Act of 1933, as amended (the “1933 Act”), pursuant to the Registration Statement of the Trust on Form N-2 (File Nos. 333-122663 and 811-21713), as filed with the Securities and Exchange Commission (the “Commission”) on February 9, 2005, and as amended by Pre-Effective Amendment No. 1, as filed with the Commission on March 25, 2005 and Pre-Effective Amendment No. 2, as filed with the Commission on April 25, 2005 under the 1933 Act, as declared effective on April 26, 2005 (the “Basic Registration Statement”), and 1,100,000 Shares (the “Supplemental Shares”) registered pursuant to the Registration Statement of the Trust on Form N-2 as filed with the Commission on April 27, 2005, deemed effective automatically upon filing pursuant to Rule 462(b) under the 1933 Act (the “462(b) Registration Statement”).

      This opinion is being furnished in accordance with the requirements of Item 25 of Form N-2 under the 1933 Act, and the Investment Company Act of 1940, as amended (the “1940 Act”).

      In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Notification of Registration of the Trust as an investment company under the 1940 Act on Form N-8A, dated

February 9, 2005, as filed with the Commission on February 9, 2005; (ii) the Basic Registration Statement; (iii) the 462(b) Registration Statement; (iv) the form of the Underwriting Agreement (the “Underwriting Agreement”) proposed to be entered into between the Trust, as issuer, Madison Asset Management, LLC, as investment adviser, and Citigroup Global Markets Inc., as representative of the several underwriters named therein (the “Underwriters”), filed as an exhibit to the Basic Registration Statement; (v) a specimen certificate representing the Common Shares; (vi) the Certificate of Trust, as dated February 4, 2005; (vii) the First Amended and Restated Agreement and Declaration of Trust of the Trust, as dated March 2, 2005 and currently in effect (the “Agreement and Declaration of Trust”); (viii) the First Amended and Restated By-Laws of the Trust, as currently in effect, and (ix) certain resolutions adopted by the Board of Trustees of the Trust relating to the issuance and sale of the Shares and related matters. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Trust and such agreements, certificates of public officials, certificates of officers or other representatives of the Trust and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

      In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents, we have assumed that the parties thereto, other than the Trust, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. In rendering the opinion set forth below, we have assumed that the share certificates representing the Supplemental Shares will conform to the specimen examined by us and will have been manually signed by an authorized officer of the transfer agent and registrar for the Common Shares and registered by such transfer agent and registrar. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Trust and others.

      Members of our firm are admitted to the bar in the State of Delaware and we do not express any opinion as to the laws of any jurisdiction other than the Delaware Statutory Trust Act.

      Based upon and subject to the foregoing, we are of the opinion that when (i) the 462(b) Registration Statement becomes effective; (ii) the Underwriting Agreement has been duly executed and delivered; (iii) certificates representing the Supplemental Shares in the form of the specimen certificate examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Common Shares and registered by such transfer agent and registrar; and (iv) the Supplemental Shares have been delivered to and paid for by the Underwriters as contemplated by the Underwriting

Agreement, the issuance and sale of the Supplemental Shares will have been duly authorized, and the Supplemental Shares will be validly issued, fully paid and nonassessable (except as provided in the last sentence of Section 3.8 of the Agreement and Declaration of Trust).

      We hereby consent to the filing of this opinion with the Commission as an exhibit to the 462(b) Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the 462(b) Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP